Exhibit 99.6

The RoyaLand Company Ltd.

Clarendon House, 2 Church Street

Hamilton, Pembroke, HM11

Bermuda

July 24, 2023

Via EDGAR

United States Securities and Exchange Commission
Division of Corporation Finance
Office of Technology

100 F Street, N.E.
Washington, D.C. 20549

Attn:	Marion Graham
Jeff Kauten
Dave Edgar
Christine Dietz

Re:	The RoyaLand Co Ltd.
Registration Statement on Form F-1
Request for Waiver and Representation under Item 8.A.4 of Form 20-F

Ladies and Gentlemen:

The undersigned, The RoyaLand Company Ltd., a Bermuda exempted company limited by shares (the “Company”), is submitting this letter via EDGAR to the Securities and Exchange Commission (the “Commission”) in connection with the Company’s submission on the date hereof of its Amendment No. 1 to Registration Statement on Form F-1 (the “Amendment No. 1”) relating to a proposed initial public offering and listing in the United States of the Company’s Class B Common Shares.

The Company has included in the Amendment No. 1 its audited consolidated financial statements, prepared in accordance with the International Financial Reporting Standards, for the years ended June 30, 2022 and 2021 and unaudited interim consolidated financial statements as of December 31, 2022 and for each of the six-month periods ended December 31, 2022 and 2021.

The Company respectfully requests that the Commission waive the requirement of Item 8.A.4 of Form 20-F (the “Waiver Request”), which states that in the case of a company’s initial public offering, the registration statement on Form F-1 must contain audited financial statements of a date not older than 12 months from the date of the filing.

The Company is submitting this Waiver Request pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that a “company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.” In addition, in International Reporting and Disclosure Issues in the Division of Corporation Finance, dated November 1, 2004 (available on the Commission’s website at http://www.sec.gov/divisions/corpfin/internatl/cfirdissues1104.htm), at Section III. B. c), staff of the Commission notes that:

“the instruction indicates that the staff will waive the 12-month requirement where it is not applicable in the registrant’s other filing jurisdictions and is impracticable or involves undue hardship. As a result, we expect that the vast majority of IPOs will be subject only to the 15-month rule. The only times that we anticipate audited financial statements will be filed under the 12-month rule are when the registrant must comply with the rule in another jurisdiction, or when those audited financial statements are otherwise readily available.”

In connection with the Waiver Request, the Company represents to the Commission that:

1.	The Company is not currently a public reporting company in any jurisdiction.

2.	The Company is not required by any jurisdiction outside the United States to issue audited financial statements as of a date not older than 12 months at the time this document is submitted.

3.	Compliance with the 12-month requirement in Item 8.A.4 of Form 20-F is impracticable and involves undue hardship for the Company.

4.	The Company does not anticipate that its audited financial statements for the year ended June 30, 2023 will be available until October 2023.

5.	In no event will the Company seek effectiveness of its registration statement on Form F-1 if its audited financial statements are older than 15 months at the time of the Company’s initial public offering.

The Company is submitting this letter as exhibit 99.6 to Amendment No.1 pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Sincerely,

The RoyaLand Company Ltd.

By:	/s/ Emanuele Filiberto di Savoia
Emanuele Filiberto di Savoia
Chief Executive Officer